Exhibit 15.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Jiayin Group Inc. on Form S-8 [FILE NO. 333-233615] and Form F-3 [FILE NO. 333-255898] of our report dated April 28, 2023, with respect to our audits of the consolidated financial statements of Jiayin Group Inc. as of December 31, 2022 and for the years ended December 31, 2022 and 2021 appearing in the Annual Report on Form 20-F of Jiayin Group Inc. for the year ended December 31, 2023.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York

April 29, 2024

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com